___________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2014

FUELSTREAM, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-14477	87-0561426
(State of Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

510 Shotgun Road, Suite 110 Fort Lauderdale, Florida		33326
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 423-5345

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 10, 2014, Mr. John D. Thomas resigned as Chief Executive Officer, and Secretary of the Company. There are no known disagreements with Mr. Thomas on any matter relating to the Company’s operations, policies or practices. Subsequently on June 25, 2014, the board of directors filled the vacancy created by Mr. Thomas’s resignation by appointing Thomas McConnell as the Company's Chief Executive Officer and Secretary. Mr. McConnell, has been a member of the Company's Board of Director's since November 30, 2012. As Chief Executive Officer, Mr. McConnell will have primary responsibility for day-to-day-operations, as well as leading the Company’s operations and fuel delivery strategy. A summary of background and business experience of Mr. McConnell is as follows:

Thomas McConnell. Mr. McConnell, age 51, has been a member of the Company’s Board of Director’s since November 30, 2012. Mr. McConnell has served as a Senior Project Manager for several custom home builders, overseeing all aspects of the construction process including design, hiring and negotiating with subcontractors, and staffing key field positions. This includes managing all financial aspects of contracts and ensuring all on-site personnel comply with project procedures, safety program requirements, work rules and company policies. Since September 2009, Mr. McConnell has served as a Senior Project Manager for both Weston Custom Homes, Inc., a builder of luxury homes in Florida, Pennsylvania, and Maryland, and Robert Castellano Building and Design, LLC, a builder of luxury home communities in the eastern United States. Prior to this from September 2007 he served as a Senior Project Manager for Southern Chateaux Homes, Inc. Mr. McConnell is a certified Residential Contractor in the State of Florida.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fuelstream, Inc.

Date: July 11, 2014	By: /s/ Thomas McConnell
Thomas McConnell
Chief Executive Officer